 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 3)1

PAE Incorporated
(Name of Issuer)

Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)

69290Y109
(CUSIP Number)

December 31, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

	PVM Pinnacle Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%
12	TYPE OF REPORTING PERSON

	OO

2

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

	GCM CFIG GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%
12	TYPE OF REPORTING PERSON

	OO

3

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

	CFIG Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%
12	TYPE OF REPORTING PERSON

	OO

4

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

	Grosvenor Capital Management Holdings, LLLP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%
12	TYPE OF REPORTING PERSON

	PN

5

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

	GCM V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%
12	TYPE OF REPORTING PERSON

	OO

6

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

	GCM Customized Fund Investment Group, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%
12	TYPE OF REPORTING PERSON

	PN

7

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

	GCM, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%
12	TYPE OF REPORTING PERSON

	OO

8

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

	Michael J. Sacks
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%
12	TYPE OF REPORTING PERSON

	IN

9

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

	GCM Grosvenor Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%
12	TYPE OF REPORTING PERSON

	OO

10

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

	GCM Grosvenor Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%
12	TYPE OF REPORTING PERSON

	CO

11

CUSIP No. 69290Y109

Item 1(a).	Name of Issuer:

The name of the issuer is PAE Incorporated (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

The address of the Issuer’s principal executive offices is 7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043.

Item 2(a).	Name of Person Filing:
Item 2(b).	Address of Principal Business Office or, if None, Residence:
Item 2(c).	Citizenship:

This Amendment No. 3 to Schedule 13G is filed by:

1.	PVM Pinnacle Holdings, LLC

c/o GCM Grosvenor

900 N. Michigan Avenue, Suite 1100

Chicago, Illinois 60611

Citizenship: State of Delaware

2.	GCM CFIG GP, LLC

c/o GCM Grosvenor

900 N. Michigan Avenue, Suite 1100

Chicago, Illinois 60611

Citizenship: State of Delaware

3.	CFIG Holdings, LLC

c/o GCM Grosvenor

900 N. Michigan Avenue, Suite 1100

Chicago, Illinois 60611

Citizenship: State of Delaware

4.	Grosvenor Capital Management Holdings, LLLP

c/o GCM Grosvenor

900 N. Michigan Avenue, Suite 1100

Chicago, Illinois 60611

Citizenship: State of Delaware

5.	GCM Customized Fund Investment Group, L.P.

c/o GCM Grosvenor

900 N. Michigan Avenue, Suite 1100

Chicago, Illinois 60611

Citizenship: State of Delaware

6.	GCM, L.L.C.

c/o GCM Grosvenor

900 N. Michigan Avenue, Suite 1100

Chicago, Illinois 60611

Citizenship: State of Delaware

7.	GCM Grosvenor Inc.

c/o GCM Grosvenor

900 N. Michigan Avenue, Suite 1100

Chicago, Illinois 60611

Citizenship: State of Delaware

12

CUSIP No. 69290Y109

8.	GCM Grosvenor Holdings, LLC

c/o GCM Grosvenor

900 N. Michigan Avenue, Suite 1100

Chicago, Illinois 60611

Citizenship: State of Delaware

9.	Michael J. Sacks

c/o GCM Grosvenor

900 N. Michigan Avenue, Suite 1100

Chicago, Illinois 60611

Citizenship: United States

10.	GCM V, L.L.C.

c/o GCM Grosvenor

900 N. Michigan Avenue, Suite 1100

Chicago, Illinois 60611

Citizenship: United States

The foregoing persons are hereinafter sometimes referred to individually as a “Reporting Person” and collectively as the “Reporting Persons”.

Item 2(d).	Title of Class of Securities:

The class of securities to which this Amendment No. 3 to the Schedule 13G relates is the Issuer’s A Class common stock, par value $0.0001 per share (the “Class A Common”).

Item 2(e).	CUSIP Number:

The CUSIP number of the Class A Common is 69290Y109.

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
	☒	Not applicable.

a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
e)	☐	An investment advisor in accordance with § 240.13d-1(b)(1)(ii)(E);
f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act (15 U.S.C. 80a-3);
j)	☐	A non-U.S. Institution in accordance with § 240.13d-1(b)(1)(ii)(J);
k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

13

CUSIP No. 69290Y109

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

As of the close of business on December 31, 2022, the Reporting Persons no longer beneficially owned any securities of the Issuer.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Each Reporting Person hereby makes the following certification:

By signing below each of the Reporting Persons certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

14

CUSIP No. 69290Y109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2023

PVM PINNACLE HOLDINGS, LLC

By:	GCM CFIG GP, LLC (its managing member)

By:	CFIG Holdings, LLC (its sole member)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary and Vice President

GCM CFIG GP, LLC

By:	CFIG Holdings, LLC (its sole member)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary and Vice President

CFIG HOLDINGS, LLC			GCM CUSTOMIZED FUND INVESTMENT GROUP, L.P.

			By:	GCM, L.L.C. (its general partner)

By:	/s/ Burke J. Montgomery		By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery		Name:	Burke J. Montgomery
	Title:	Secretary and Vice President		Title:	General Counsel

GROSVENOR CAPITAL MANAGEMENT HOLDINGS, LLLP			GCM, L.L.C.

By:	/s/ Burke J. Montgomery		By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery		Name:	Burke J. Montgomery
	Title:	General Counsel		Title:	Vice President and Secretary

/s/ Michael J. Sacks
Michael J. Sacks

15

CUSIP No. 69290Y109

GCM GROSVENOR HOLDINGS, LLC			GCM Grosvenor Inc.

By:	/s/ Burke J. Montgomery		By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery		Name:	Burke J. Montgomery
	Title:	Vice President and Secretary		Title:	Vice President and Secretary

GCM V, L.L.C.

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Vice President and Secretary

16